Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and John P. Wilkirson (“Executive”) (the Company and Executive are referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS Executive currently serves as the Company’s Executive Vice President and Chief Financial Officer; and

WHEREAS, Executive will resign his employment with the Company effective as of September 1, 2015 (the “Separation Date”) and will continue working as a consultant on an as required basis for the Company from September 2, 2015 until November 1, 2015; and

WHEREAS the Company wishes to provide Executive with certain severance benefits because of his key role with the Company, and Executive wishes to receive such benefits, which such benefits are conditioned upon Executive’s execution (and non-revocation in the time provided to do so) of the General Release attached to this Agreement; and

WHEREAS the Parties wish to fully and finally resolve all claims that may now exist between them, including without limitation all claims arising out of Executive’s employment and the end of that employment.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

Section 1.                                           Separation from Employment.  The Parties acknowledge and agree that Executive’s employment with the Company will end on the Separation Date.  The Parties further acknowledge and agree that Executive’s separation from the Company is an agreed resignation.  As of September 2, 2015, Executive is no longer an employee of Cobalt, will no longer receive his salary, and is not eligible for any bonus compensation, stock awards, or other incentive awards from the Company after the Separation Date (including any bonus or incentive compensation or award for calendar year 2015) or thereafter other than as expressly set forth in Section 3 herein.  Company agrees to pay Executive any unpaid base salary through the Separation Date and any unpaid business expenses in accordance with Company policy.

If Executive executes this Agreement and the General Release of Claims that is attached to this Agreement as Exhibit A (the “Release”) and does not revoke the Release in the time provided to do so, then the Company agrees to provide Executive with (1) waiver of the Service condition for certain restricted shares described in Section 3 of this Agreement, (2) a pro-rated bonus for 2015 amounting to a lump sum payment of $230,647.50 less applicable taxes, payable within 14 days after the Separation Date, (3) a one-time lump sum payment of $8,500.00 intended to cover the approximate cost associated with obtaining three (3) months of COBRA health insurance coverage (payable within 14 days after the Separation Date), and (4) the consulting payments described in Section 2 of this Agreement through November 1, 2015.

Section 2.                                           Consulting Relationship Through November 1, 2015.  Executive agrees to provide the Company and its affiliates with reasonable consulting services not to exceed 80 hours per month, as requested by the Chief Executive Officer or the General Counsel from the Separation Date through November 1, 2015.  These consulting services are anticipated to be primarily issues relating to the onboarding of a new Chief Financial Officer, SEC reporting obligations, and finance related projects.  For the purpose of performing consulting services for the Company and its affiliates, Executive will be provided with an office through November 1, 2015 (a different office than Executive has previously used and been provided by the Company during his employment) and the Company agrees to pay Executive a flat monthly rate of $20,000.00, minus any applicable taxes and other withholdings. Under this Agreement, if Executive begins full-time employment elsewhere prior to November 1, 2015, the consulting relationship with the Company will automatically terminate immediately as of the date employment begins, and, after that date, Executive is not entitled to any subsequent or further flat rate consulting payments or an office from the Company.

Section 3.                                           Waiver of Service Condition on Certain Cobalt Restricted Stock; Withholding.  Executive has previously been awarded the following restricted stock in the Company pursuant to the Cobalt International Energy, Inc. Long Term Incentive Plan (“LTIP”):

•                  In 2013 Executive was granted an award of 14,192 shares of restricted stock pursuant to the LTIP, half of which are scheduled to vest on December 31, 2015 and half of which are scheduled to vest on December 31, 2016; and

•                  In 2014 Executive was granted an award of 23,143 shares of restricted stock pursuant to the LTIP, half of which are scheduled to vest on December 31, 2016 and half of which are scheduled to vest on December 31, 2017; and

•                  In 2015 Executive was granted an award of 38,049 shares of restricted stock pursuant to the LTIP, a third of which are scheduled to vest on February 19, 2016, a third of which are scheduled to vest on February 19, 2017, and a third of which are scheduled to vest on February 19, 2018.

The Parties agree that, notwithstanding the effect of Executive’s Termination of Service, the Compensation Committee of the Board of Directors of the Company, in recognition of Executive’s contribution to the Company, agrees to waive the forfeiture of these restricted shares granted to Executive such that Executive shall retain his ownership of those shares, subject to the other terms and conditions of the LTIP and applicable agreements.  Executive shall also retain any vested stock options in the Company subject to the applicable rules and terms for exercising them.

In connection with the restricted stock identified in this Section, the Company may withhold any tax (or other governmental obligation) that becomes due with respect to the restricted stock (or any dividend or distribution thereon), and the Executive shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Company may require, in its sole discretion, the Executive to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Company may require, effective as of the date on which a withholding obligation arises, a number of vested shares owned and designated by the Executive having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  If the Company permits the Executive to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Executive, an amount of cash withholding equal to the fair market value of the Shares transferred to the Company as provided above.  Unless the Executive satisfies his obligations to the Company as set forth above in an amount that is sufficient for the Company to satisfy any tax (or other governmental obligation) that becomes due with respect to the restricted stock (or any dividend or distribution thereon), the restricted stock shall be automatically sold through the Company’s stock plan administrator in an amount sufficient to satisfy the Company’s withholding obligations; provided, however, that such restricted stock shall not be automatically sold if (i) the Executive engaged in a non-exempt opposite-way transaction in the prior six months that could result in profit disgorgement by the Executive to the Company under Section 16(b) of the Exchange Act or (ii) the sale would cause the Executive to violate the Company’s insider trading policy.

For the avoidance of doubt, the Parties acknowledge that, as of the Separation Date, except for the restricted stock awards specifically and expressly identified in this Section and any vested stock options, any and all remaining stock awards or related benefits, including, but not limited to, all other restricted shares, all stock appreciation rights (SARs), all unvested stock options, and any other unvested stock or shares in the Company shall be forfeited in their entirety without any payment to Executive.

Section 4.                                           Extension of D&O Coverage/Indemnification.  The Company agrees to extend through November 1, 2015 any rights of defense or indemnification which would be otherwise afforded to the Executive under any liability or other insurance policy maintained by the Company.  The Company also agrees to indemnify Executive for the decisions he made and activities he performed that were within the course and scope of his employment with the Company as a Company officer through the Separation Date, as provided by the Certificate of Incorporation, By-Laws, or governing documents of the Company.

Section 5.                                           Prior Rights and Obligations.  This Agreement extinguishes all rights, if any, that Executive may have, contractual or otherwise, relating to or arising out of Executive’s employment with the Company and its affiliates, with the exception of any rights that may arise out of: (i) this Agreement; (ii) Executive’s continuing ownership of the restricted shares described in Section 3 above and any vested stock options; (iii) the rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and the Executive set forth in Section 4 herein; (iv) any rights of defense or indemnification which would be otherwise afforded to the Executive under any liability or other insurance policy maintained by the Company; (v) any rights of Executive under any applicable health, medical and dental programs; and (vi) such other rights or claims as may arise after the date that this Agreement is signed, and the Release becomes no longer revocable by Executive.  In entering this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company and its affiliates, as of the date that Executive executes this Agreement, Executive has received all wages and been paid all sums that Executive is owed by the Company and its affiliates.

Section 6.                                           Agreement is Voluntary.  Executive acknowledges and agrees that Executive has carefully read this Agreement and understands that, except as expressly reserved therein, the attached General Release of Claims is a release of all claims, known or unknown, past or present, including all claims under the Age Discrimination in Employment Act.  Executive further warrants that Executive executes this Agreement of Executive’s own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney.  Finally, Executive enters into this Agreement fully knowing its effect and Executive does so voluntarily, in exchange for the consideration stated above.

Section 7.                                           Choice of Law, Venue.  This Agreement will be construed in accordance with, and governed by, the laws of Texas.  Venue for any action that may be brought by any Party involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement shall be brought exclusively in the state or federal courts (as applicable) sitting in Houston, Texas.  Executive consents and waives any objection to personal jurisdiction and venue in those courts for any such action.

Section 8.                                           Modification; Execution.  The Parties agree that this Agreement cannot be modified or amended except by a written instrument signed by Executive and the Chief Executive Officer of the Company.  This Agreement may be executed in multiple parts.

Section 9.                                           Deemed Resignations.  As of the Separation Date, Executive shall be deemed to have resigned, as applicable as an officer of the Company and, if applicable, each of its affiliates.

Section 10.                                    Nondisparagement and Confidentiality.  Executive agrees that he shall refrain from engaging in any conduct, verbal or otherwise, that (1) discloses or pertains to the Company’s business activities, operations, and communications, or the Company’s reporting, accounting, or financial information/practices, or (2) would disparage or harm the reputation of the Company, or its affiliates, executives, directors or employees.  Such conduct shall include, but is not limited to, any negative statements (whether true or untrue) made verbally, in writing, or electronically by Executive about the Company, or its affiliates, executives, directors or employees.  In the event such a communication is made to anyone, including, but not limited to, the Company’s current, former, or prospective employees, the media, blogs, people working with industry participants or competitors, public interest groups or publishing companies, or any private litigants (or their agents) with pending or anticipated lawsuits/claims against the Company, it will be considered a material breach of the terms of this Agreement.  In addition, except in connection with the faithful performance of Executive’s consulting services set forth in Section 3, Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, accounting, forecasts, geological data, principals, vendors, suppliers, customers, bankers, financiers, investors, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.  Nothing in this Agreement prohibits Executive from reporting possible violations of state or federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Nothing herein shall prevent Executive from responding accurately and fully to any question, inquiry or request for information when specifically required to provide such information by lawful subpoena or court order.  In the event of any breach of this Section by Executive, he agrees that the value of shares/stock already vested in Section 3 herein shall be returned to the Company (as reasonable liquidated damages) and that Executive shall not be entitled to any further/future vesting of shares/stock identified in Section 3.  In the event of any breach of this Section by Executive, he agrees the Company shall also be able to recover its reasonable and necessary attorney’s fees incurred in connection with any enforcement action relating to said breach.

Section 11.                                    Cooperation.  In the event that Executive is contacted by any governmental/regulatory agencies or private attorneys or litigants (or their agents) with pending, threatened, or anticipated lawsuits/claims or other proceedings or investigations against the Company (or its affiliates, executives, directors or employees), Executive agrees to promptly communicate/disclose/report this contact to the Company within 24 hours (specifically, to the Chief Executive Officer of the Company) and to make himself reasonably available to discuss the matter with the Company or its counsel.  In the event that Executive is subpoenaed or ordered to testify or provide a deposition in connection with any lawsuit or other proceeding relating to or against the Company (or its affiliates, executives, directors or employees), Executive agrees to meet with and make himself reasonably available to discuss the matter with the Company or its counsel in advance of such testimony or deposition.  Executive further agrees to cooperate with the Company and its counsel in connection with any litigation, other proceeding, or investigation (internal or otherwise) arising out of or relating to matters of which Executive has knowledge of or was involved in during Executive’s employment or consulting relationship with the Company.  Executive’s cooperation shall include, without limitation, providing interviews and assistance to the Company’s counsel, experts and consultants, reviewing documents, and providing truthful testimony in depositions, or in pretrial, trial, or hearing proceedings.  In the event that Executive’s cooperation is requested the Company will reimburse Executive for all reasonable, necessary, and appropriate out-of-pocket expenses (including reasonable and necessary attorney’s fees) actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses.  In the event of any breach of this Section by Executive, he agrees that the value of shares/stock already vested in Section 3 herein shall be returned to the Company (as reasonable liquidated damages) and that Executive shall not be entitled to any further/future vesting of shares/stock identified in Section 3.

Section 12.                                    Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the

Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 13.                                    Return of Property.  Upon the termination of Executive’s consulting services with the Company, Executive will promptly deliver to the Company all correspondence, emails, files, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial or accounting documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information) concerning the Company’s affiliates, customers, executives, employees, business plans, operations, agents, forecasts, strategies, products or processes.

Section 14.                                    Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Section(s) 10 and/or 11 will cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section(s) 10 and/or 11, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

Section 15.                                    Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by all Parties hereto.

[Signature page follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT THE ATTACHED GENERAL RELEASE OF CLAIMS CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ John P. Wilkirson
John P. Wilkirson

August 24, 2015
Date

Accepted and Agreed:

Cobalt International Energy, Inc.

	By:	/s/ Joseph H. Bryant

	Name:	Joseph H. Bryant

	Title:	Chairman and Chief Executive Officer

	Date:	August 24, 2015

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (the “Release”) constitutes the release referred to in that certain Separation Agreement and General Release of Claims (the “Separation Agreement”) entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and John Wilkirson (“Executive”).

1.                                      Release of Claims.

A.                                    For good and valuable consideration, including the Company’s provision of a severance payment and benefits as set forth in Sections 1, 2, and 3 of the Separation Agreement, Executive hereby releases and discharges the Company, the Partnership (as defined in the Separation Agreement) and each of their affiliates, subsidiaries, partners, members, predecessors, successors or assigns, along with their respective owners, partners, officers, directors, members, employees, agents, attorneys, successors, administrators and insurers (collectively the “Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, relating to any matter occurring on or prior to the date that Executive executed this Agreement, which are now known, or reasonably should be known, to Executive, including, but not limited to, any claims for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements including without limitation any alleged violations of;:  (i) the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers’ Benefits Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xvi) any and all claims Executive may have arising out of, or as the result of any breach of, any employment agreement, or any other contract, incentive compensation plan or agreement, unit subscription agreement, or stock option plan or agreement with the Company or Released Parties (collectively, the “Released Claims”); provided, however, that this release does not apply to the Company’s obligations to Executive that may arise under: (i) the Separation Agreement; (ii) to the extent applicable, the restricted share award agreements and the LTIP (as defined in the Separation Agreement) as a result of Executive’s continuing ownership of the restricted shares specifically identified in Section 3 of the Separation Agreement and any vested stock options; (iii) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and the Executive; (iv) any rights of defense or indemnification which would be otherwise afforded to the Executive under any liability or other insurance policy maintained by the Company; (v) any rights of the Executive under any applicable health, medical and dental programs; and (vi) such other rights or claims as may arise after the date of this Agreement.  This Release is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Separation Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised or waived.

B.                                    Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include any claim which arises after the date this Release is executed by Executive, including any claim to enforce Executive’s rights under the Separation Agreement.

2.                                      Executive’s Representation.  Executive represents, warrants and agrees that Executive has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Released Parties and has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

3.                                      ADEA Rights.  Executive further acknowledges that:

A.                                    Executive has been advised that Executive has the right to seek legal counsel before signing this Release and the Separation Agreement and has had adequate opportunity to do so.

B.                                    Executive has been given at least twenty-one (21) days to review this Release and understands that if Executive does not accept this Agreement by September 14, 2015  the offer of severance benefits and payments in exchange for this Release, including those set forth in Sections 1,  2 and 3 of the Separation Agreement will expire.

C.                                    Executive has (7) seven days after signing this Release to revoke it.  This Release will not become effective or enforceable until the revocation period has expired.  Any notice of revocation of the Agreement is effective only if received by Jeff Starzec at Cobalt Center, 920 Memorial City Way, Suite 100, Houston, TX 77024 in writing by midnight, Houston, Texas time, on the seventh day after Executive’s signing of this Release.  Executive understands that if Executive revokes Executive’s acceptance of this Release pursuant to this Section 3C, the Company will not provide Executive with any benefits or payments described in Sections 1, 2, and 3 of the Separation Agreement above, and all other terms of this Release will become null and void.

D.                                    Executive agrees and acknowledges that Executive is receiving, pursuant to his execution (and non-revocation) of this Release, consideration in addition to anything of value to which Executive has an undisputed right to receive.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ John P. Wilkirson
John P. Wilkirson

August 24, 2015
Date